EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of February 13, 2019 (the "Effective Date"), between GEE Group Inc., an Illinois corporation, whose principal place of business is 7751 Belfort Parkway Suite 150 Jacksonville, Florida 32256 (the "Company" or "Employer") and Kim Thorpe, an individual whose address is in Jacksonville Beach, Florida. (the "Executive").

RECITALS

A. The Employer is an Illinois corporation and is principally engaged in the business of staffing and permanent placement, and related personnel activities, including benefit and insurance programs (the "Business").

B. The Employer recognizes that the Executive's talents and abilities are unique, and have been integral to the success of the Employer and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein,

C. The Employer desires to employ the Executive and the Executive desires to be employed by the Employer.

D. The parties agree that a covenant not to compete is essential to the growth and stability of the Business of the Employer.

E. Executive previously entered into an “Employment Arrangement” with Employer, the details of which were evidenced by a “Term Sheet” dated as of April 24, 2018. This Executive Employment Agreement supersedes and replaces the prior Employment Arrangement, which is hereby cancelled.

NOW, THEREFORE, in consideration of the mutual promises and agreements and covenants, and subject to the terms and conditions contained in this Agreement, the Employer and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Executive and Executive hereby accepts employment by Employer, in accordance with and subject to the terms and conditions of this Agreement.

2. Duties and Authority. During the Employment Period (as hereinafter defined), Executive will occupy the position of Senior Vice President (“SVP”) and Chief Financial Officer (“CFO”) of the Company and report directly to the Chief Executive Officer of the Employer. As Senior Vice President and Chief Financial Officer, Executive shall perform such duties as are customarily performed by the SVP and CFO of a company of similar size and structure to Employer. Executive agrees to devote his or her full time, attention and best efforts to the performance of his duties hereunder; provided, however, it shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

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3. Term; Employment Period. The term of employment its provisions shall be effective and begin with the execution of this Employment Agreement on February 13, 2019 and end on February 13, 2023 (the "Term of this Agreement"). The Term of this Agreement shall be extended automatically for one year on February 13, 2023 and each annual anniversary thereof (the "Extension Date") unless, and until, at least 90 days prior to the applicable Extension Date either the Employer or the Executive provides written notice to the other party that this Agreement is not to be extended (the later of February 13, 2023 or the last date to which the Term is extended shall be the "End of Term"). For purposes of this Agreement, the period beginning on February 13, 2019 and ending on the Date of Termination (as hereinafter defined) shall be referred to herein as the "Employment Period."

4. Compensation. During the Employment Period which is in the Term of this Agreement, Executive shall receive the following compensation:

a. Base Salary. A base annual salary of $200,000, payable in accordance with the Employer's standard practice for other senior executives. Executive's base salary shall be subject to annual review by the Chief Executive Officer for discretionary periodic increases in accordance with the Employer's compensation policies. References to "Base Salary" in this Agreement shall be to the base salary set forth in this Paragraph 4.a and shall include any increases to such base salary made hereby.

b. Incentive Compensation. Executive shall be eligible for a discretionary or formula bonus as determined by the Chief Executive Officer and be eligible to participate in one or more compensation plan(s) of Employer, subject to the terms and conditions of those plans

5. Equity Incentives.

a. Equity Incentives - General. Stock options of Employer and other forms of equity compensation such as restricted stock, stock appreciation rights or phantom stock (collectively, "Equity Incentives") may be granted to executive from time to time at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee").

b. Investment Representation. Executive agrees that he will not sell or otherwise dispose of all or any part of the common stock of Employer acquired as part of the Equity Incentives unless he shall have received an opinion of counsel, in form and substance satisfactory to counsel for Employer (each party to bear the expense of its own counsel), to the effect that registration of the shares to be sold or disposed of is not required under the Securities Act of 1933, as amended (the "Act"), or unless there shall be in effect a registration statement under said Act with respect to the proposed sale or disposition of the shares to be sold or disposed of, and Executive shall have complied with all applicable provisions of the Act and the rules and regulations thereunder.

c. Registration. If stock options for common stock or other forms of equity compensation of Employer are granted to Executive as Equity Incentives, then it is acknowledged that the grants by the Compensation Committee may, in the Compensation Committee's sole discretion, require that Executive be provided with the right to require Employer, as soon as reasonably possible, to register Executive's shares upon vesting and exercise of the stock options or vesting of other forms of equity compensation pursuant to the appropriate form of registration statement under the Act and to thereafter maintain such registration statement's effectiveness at all required times.

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d. Exercise. Any stock options granted after the effective date of this Agreement as Equity Incentives, may include the following terms and conditions, to the extent expressly approved by the Compensation Committee. These terms and conditions are:

i.	exercisability of vested options (including those vested under paragraph 5.d)(ii) below) for at least 2 years following the Executive's termination of employment with the Employer or if sooner, 10 years from date of grant of the option;

ii.	full vesting of options upon a Change in Control (as hereafter defined) or termination of the Executive's employment with the Employer for reasons other than (A) by the Employer for Cause (as hereafter defined), or (B) by the Executive without Good Reason (as hereafter defined); and

iii.	exercisability only to the extent vested on the date of the Executive's termination of employment with the Employer, in the event of termination (A) by the Employer for Cause, or (B) by the Executive without Good Reason.

6. Benefits. Executive shall receive the following additional benefits at no cost to the Executive:

a. Life Insurance. During the Employment Period, if requested by Executive in writing, Employer shall reimburse Executive up to $5,000 annually for Executive's cost of life insurance, covering Executive's life.

b. Disability Insurance. During the Employment Period, until Executive attains the age of 65, if requested by Executive in writing, Employer shall reimburse Executive for up to $5,000 annually for Executive's cost of disability insurance covering Executive.

c. Medical, Dental and Hospital Insurance; General. During the Employment Period, if requested by Executive during the Employment Period, Employer shall include Executive, his or her spouse and his or her dependents in any group medical, dental and hospital or similar plan of Employer in existence for senior executives from time to time until Executive and his spouse attain the age of 65. Employer will purchase individual medical, dental and hospital insurance for Executive, his or her spouse and his dependents if group coverage is not in existence or is unavailable.

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d. Club Dues. Employer shall pay or reimburse Executive for Executive’s membership or club dues up to $5,000 per annum.

e. Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each calendar year and time off for all holidays as designated by the Employer. Unused vacation time will be paid to Executive at calendar year end.

f. Automobile. Executive shall be eligible to receive an automobile allowance at the sole discretion of the Chief Executive Officer.

g. Communications and Other Equipment. Employer shall provide Executive with, and shall pay all reasonable costs of operating and maintaining, cellular telephones, pagers, telephone and cable lines, notebook and desk top computers, facsimile machines, hand-held organizers/palm tops, and such other equipment necessary for Executive to perform his or her duties.

h. Expense Reimbursement. Subject to compliance with Employer's business expense reimbursement policies, Executive shall be entitled to reimbursement for all reasonable expenses, including meals, telephone, travel, and entertainment, incurred by Executive in the performance of his duties. Executive will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made. Credit card receipts (American Express, etc.) and other receipts are acceptable along with other corroborative evidence.

i. Other Benefits. To the extent not otherwise provided herein (it being the intent not to duplicate benefits), Employer shall provide Executive with the opportunity to participate in benefit plans provided by the Employer from time to time and made available to its other executive officers as a group. These include, but are not limited to, life and health insurance benefits, participation in pension and profit sharing plans, stock option and stock purchase plans, restricted stock grants, stock appreciation rights, and stock warrants.

7. Non-Compete and Non-Solicitation; Confidentiality. In consideration of the employment of Executive by Employer, Executive agrees as follows:

a. Non-Compete and Non-Solicitation. During the Employment Period and for a period of two (2) years after the Date of Termination, Executive will not, directly or indirectly, within a fifty (50) mile radius of any office of Employer (or a consolidated subsidiary) in existence on the Date of Termination, own, manage, be employed by, work for, consult for, be an officer or director of, advise, represent, engage in or carry on any business which competes with the Business of the Employer at that time. During the Employment Period and for a period of two (2) years after the Date of Termination, Executive will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Employer (or a consolidated subsidiary) to leave the Employer (or a consolidated subsidiary) for any reason whatsoever, or solicit the services of any employee of the Employer (or a consolidated subsidiary). Currently the "consolidated subsidiaries" of Employer include, without limitation: (i) Scribe Solutions, Inc., (ii) Access Data Consulting Corporation, (iii) Agile Resources, Inc., (iv) Paladin Consulting, Inc., (v) GEE Portfolio, Inc., (vi) Triad, (vii) BMCH and any entities not specifically mentioned herein or that are subsequently acquired by GEE Group Inc. or its affiliates. The term "consolidated subsidiary" means an entity that is (i) wholly owned by Employer or (ii) is partially owned by Employer such that, for generally accepted accounting principles, its financials are Consolidated in the consolidated financials of Employer.

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b. Non-Disclosure of Information. Executive will not at any time, during or after the term of this Agreement, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the Business of the Employer, including, but not limited to, the names of any of its customers or prospective customers or any other information concerning the Business of the Employer, its manner of operation, its plans, its vendors, its suppliers, its advertising, its marketing, its methods, its practices, or any other information of any kind, nature, or description, without regard to whether any or all of the foregoing matters would otherwise be deemed confidential, material, or important; provided, however, that this provision shall not prevent disclosures by Executive to the extent such disclosures are (i) believed by the Executive, in good faith and acting reasonably, to be in the best interest of the Employer, (ii) of information that is public at the time of the disclosure (other than as a result of the Executive's violation of this Paragraph 7(b)), or (iii) as required by law or legal process (and, if the Executive is so required to disclose, Executive shall provide the Employer notice of such to allow the Company the opportunity to contest such disclosure).

8. Termination of Employment.

a. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. Additionally, if the Employer determines in good faith that the Executive has incurred a Disability, it may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Employer shall terminate effective on the later of (i) the date in the notice, (ii) the day after receipt of such notice by the Executive, or (iii) the date the Disability has been considered to occur (the "Disability Effective Date"), provided that, prior to such date, the Executive shall not have returned to full-time performance of the Executive's duties.

b. Cause. The Employer may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) a material breach by the Executive of the Executive's obligations under paragraph 2 above (other than as a result of temporary incapacity due to physical or mental illness, or Disability) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employer and which is not remedied in a reasonable period of time after receipt of written notice from the Employer specifying such breach; (ii) the conviction of the Executive of a capital felony, or any misdemeanor or felony involving a crime of dishonesty; or (iii) a breach of the Executive's fiduciary duty to the Employer or willful violation in the course of performing his duties for the Employer of any law, rule or regulation (other than traffic violation or other minor offenses). (No act or failure to act on the Executive's part shall be considered willful unless done or omitted in bad faith and without reasonable belief that the action or omission was in the best interest of the Employer.)

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c. Good Reason. The Executive's employment may be terminated by the Executive at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

i.	the assignment to the Executive of any duties inconsistent in a material respect with the Executive's position (including status, offices, titles and reporting requirement that Executive reports directly to the Chief Executive Officer), authority, duties or responsibilities as contemplated by Paragraph 2 above, or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities in a material respect (including the Executive no longer being the Senior Vice President and Chief Financial Officer of the Employer or a publicly held company successor ) that is not consented to by Executive;

ii.	a reduction in the Executive's Base Salary, which is more than de minimis;

iii.	any failure by the Employer to comply with any of the provisions of this Agreement in a material respect;

iv.	the Employer's requiring the Executive to be based at any office or location other than Jacksonville, Florida;

v.	the Employer's providing notice to the Executive pursuant to Paragraph 3 that the Agreement will not be extended, if the effect is that Executive will not be covered by this Agreement for any period prior to Executive attaining the age of 65, unless the purpose of such notice is to negotiate the terms of a new agreement between the Employer and the Executive and the notice provides that the Agreement continues in effect until such new agreement is entered into; or

vi.	a Change of Control; For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

(A)	one person or entity (or more than one person or entity acting as a "group" (as that term is defined in Section 409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires legal or beneficial ownership of stock of the Employer that, together with the stock held legally or beneficially by such person or group, constitutes more than 45 % of the total fair market value or total voting power of the stock of such corporation; or

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(B)	individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; or

(C)	the sale of all or substantially all of the Employer's assets; or

(D)	the merger of the Employer into or consolidation with another entity and, after giving effect to such merger or consolidation, the holders of stock of the Employer immediately prior to such merger or consolidation own less than 51% of the stock of the surviving entity after such merger or consolidation.

Notwithstanding Paragraph 6(c)(i) above, the Executive shall not have Good Reason if Executive is involved in a "group" (as defined above) which acquires a substantial portion of the Company's assets or stock. For purposes of this subparagraph c, any good faith reasonable determination of "Good Reason" made by the Executive shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Employer specifying the event relied upon for such termination within 30 days after the occurrence of such event and the Employer has not remedied such within 60 days of receipt of such notice. The Employer and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

d. Notice of Termination. Any termination by the Employer for Cause, or by the Executive for Good Reason, shall be communicated to the other party by Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment; and (iii) specifies the Date of Termination (as defined below). Notice of intent to terminate employment for Good Reason must be provided pursuant to Paragraph 8.c of this Agreement. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer hereunder or preclude the Executive or the Employer from asserting such fact or circumstance in enforcing the Executive's or the Employer's rights hereunder.

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e. Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Employer for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination as the Date of Termination; (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and (iii) if the Executive's employment is terminated by either party other than for death, Disability, Cause or Good Reason, the date set forth in the notice required under subparagraph 8.d above as the date the termination is to be effective.

9. Obligations of the Employer upon Termination. Upon termination of the Executive's employment for any reason during the Term of this Agreement, Executive shall be entitled to Base Salary and all benefits through the Date of Termination, and to exercise then vested stock options in accordance with and to the extent that exercise is approved by the Compensation Committee as provided in Paragraph 5.d above. Upon the termination of the Executive's employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other than Cause, Executive shall in addition be entitled to exercise the option(s) with accelerated vesting if and to the extent that exercise is approved by the Compensation Committee provided pursuant to Paragraph 5.d above. In addition, upon the termination of the Executive's employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other than Cause or death, the Executive shall be entitled to receive a lump sum payment equal to three (3) times the sum of (i) Executive's Base Salary as of the Date of Termination, and (ii) the Executive's target bonus opportunity under any Incentive Plan in place that executive participates in based on the target bonus opportunity for the year of termination or any other approved bonus arrangement for the year of termination; plus (iii) Executive's spouse and dependent medical, dental and hospital benefits that would continue to be provided at Employer expense (either group or individual policy) after employment to the extent provided in Paragraph 6 above. The lump sum payment shall be paid no later than thirty days after the Date of Termination in immediately available United States funds. Notwithstanding the preceding provisions, at the Employer's sole discretion, the Employer may pay the amount determined as a lump sum in this Paragraph 9 in 36 equal monthly payments beginning on the first day of the month first following the Date of Termination.

10. Indemnification of Executive. The Executive shall be entitled to indemnification and defense by the Employer to the full extent allowed by law, subject to and in accordance with the execution of the Employer's customary Indemnification Agreement—as established from time to time by the Employer's Board of Directors—to protect the Employer's officers and directors in the ordinary and prudent exercise of their duties to the Employer —including the benefits of any insurance coverage that the Employer may purchase or have in effect. To the extent that any such insurance coverage may not be sufficient or applicable, the Executive shall have the right to reimbursement and indemnification by the Employer, in accordance with the Employer's Indemnification Agreement in effect at the time of any relevant loss or claim. Nothing in this Agreement shall be deemed to alter, amend, limit, or vary any of the terms of the Employer's duly approved Indemnification Agreement or its effective date, as modified from time to time within the sole discretion of the Employer's Board of Directors.

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11. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise provided above with respect to certain welfare benefits, the amount of any payment provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

12. Tax Effect. If Independent Tax Counsel shall determine that the aggregate payments made and benefits provided to the Executive pursuant to this Agreement and any other payments and benefits provided to the Executive from the Employer, its affiliates and plans which constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this Paragraph, "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Employer and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Employer.

a. If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment ('Gross-Up Underpayment'), and any such Gross-Up Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Employer.

b. The Executive shall notify the Employer in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. If the Employer notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

i.	give the Employer any information reasonably requested by the Employer relating to such claim;

ii.	take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

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iii.	cooperate with the Employer in good faith in order to effectively contest such claim; and

iv.	permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Employer shall control all proceedings taken in connection with such contest; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

c. If, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Paragraph 12, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days, pay to the Employer the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

13. Section 409A. To the greatest extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder (collectively, "Section 409A"), the payments to Executive under this Agreement are intended to be exempt from Section 409A, including pursuant to Treasury Regulation sections 1.409A-1(b)(4) (the "short term deferral" exemption) or 1.409A-1(b)(9) (the "separation pay" exemption), and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary:

a. To the extent any amounts or benefits payable pursuant to this Agreement constitute "deferred compensation" (within the meaning of Section 409A) and are not exempt from the applicability of Section 409A, then the following shall be applicable under this Agreement:

i.	If any amount paid pursuant to this Agreement is deferred compensation within the meaning of Section 409A, payable as a result of a termination of the Executive's employment, and as of the date of termination of employment giving rise to payment of such amount the Executive is a Specified Employee, then amount(s) that would otherwise be payable during the six (6) month period immediately following such date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six (6) months following the Executive's "separation from service" (within the meaning of Section 409A) (the "Delayed Payment Date"). As used in this Agreement, the term "Specified Employee" means a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, "specified employee" means a "key employee" (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of Employer. The Executive shall be treated as a key employee if the Executive meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code at any time during the twelve (12) month period ending on an "identification date." For purposes of any "Specified Employee" determination hereunder, the "identification date" shall mean the last day of each calendar year; and

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ii.	Neither Employer nor the Executive or any other person or entity, acting alone or jointly, may exercise any discretion, through an amendment of this Agreement or otherwise, with respect to any payment under this Agreement which is not exempt from the requirements of Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Section 409A.

14. Notices. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of receipt if delivered personally to the party to whom notice is to be given, or on the second day after mailing if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other:

If to Employer:	GEE Group, Inc. Attn: Derek Dewan, Chief Executive Officer 7751 Belfort Parkway Suite 150 Jacksonville, FL 32256
If to Executive:	Kim Thorpe 2200 Ocean Drive South, PH 1 Jacksonville Beach, Florida 32250

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15. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including, but not limited to, any and all prior employment agreements and related amendments entered into between the Employer and the Executive. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought. Executive waives any rights under the Scribe Executive Agreement and (i) Executive agrees to sign and (ii) Employer agrees to cause its subsidiary, Scribe Solutions, Inc., to sign the termination agreement that terminates the Scribe Executive Agreement, in each case if the termination agreement has not been previously signed by the applicable party.

16. Waiver. The waiver by one party of a breach of any of the provisions of this Agreement by the other shall not be construed as a waiver of any subsequent breach.

17. Attorney's Fees. In the event of litigation or other dispute resolution proceeding involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other all fees, costs and expenses incurred in connection therewith, including attorney's fees through appeal.

18. Tax Withholding. The Employer shall have the right to deduct from all benefits and/or payments under the Agreement any taxes required by law to be paid or withheld with respect to such benefits or payments.

19. Governing Law; Venue. The Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Duval County, Florida, shall be proper venue for any litigation arising out of this Agreement.

20. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

21. Assignability. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

22. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

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23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for more than one such counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE: _______________________________________ Kim Thorpe, Individually	Witness: _______________________________________ Print Name: ______________________________

EMPLOYER: By: __________________________________ Derek Dewan Its: Chief Executive Officer	Witness: __________________________________ Print Name: ______________________________

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